Exhibit 10.16

This Indemnity Agreement is made on the [•] day of [•] 2021.

Between:

(1)	PicS Ltd., an exempted company incorporated in the Cayman Islands (the “Company”); and

(2)	[●], a director and/or officer of the Company (the “Indemnitee”).

Whereas:

(A)	The Indemnitee serves as a director and/or officer of the Company.

(B)	The Indemnitee will perform valuable services to the Company.

(C)	The substantial increase in corporate litigation subjects directors and officers to expensive litigation risks at the same time that the availability of directors’ and officers’ liability insurance has been severely limited.

(D)	It is a condition to the appointment of the Indemnitee as a director and/or officer of the Company that the Company indemnify the Indemnitee so as to provide him with the maximum possible protection permitted by law.

(E)	The Company wishes to indemnify the Indemnitee on the terms of this Agreement.

Now it is agreed as follows:

1	Definitions

In this Agreement the following capitalised words and expressions shall have the following meanings:

1.1	In this Agreement:

(a)	the term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative, regulatory or investigative nature and whether formal or informal, including any appeal therefrom, and the term “decided in a Proceeding” shall mean a decision by a court, arbitrator(s), hearing officer or other administrative or judicial agent having the requisite legal authority to make such a decision, which decision has become final and from which no appeal or other review proceeding is permissible;

(b)	the term “Expenses” shall include, but is not limited to, all proved losses, liabilities, damages, judgments, fines, penalties, awards, amounts paid in settlement (including all interest, taxes, assessments and other charges in connection therewith) by or on behalf of the Indemnitee, expenses of investigations, judicial or administrative proceedings or appeals, reasonable attorney’s fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and disbursements and any expenses of establishing a right to indemnification under this Agreement; and

(c)	the terms “Director” and “Director of the Company” shall include the Indemnitee’s service at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise as well as a director or officer of the Company.

2	Indemnity of Director

Subject only to the limitations set forth in Clause 3, the Company hereby agrees to indemnify and hold harmless the Indemnitee in respect of and to pay on behalf of the Indemnitee all Expenses actually and reasonably incurred by the Indemnitee because of any claim or claims made against him in a Proceeding by reason of the fact that he is or was a Director of the Company, in each case whether or not serving in such capacity as a Director of the Company at the time any liability or Expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement.

If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of any Expenses but not for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for such portion.

3	Limitations on Indemnity

The Company shall not be obligated under this Agreement to make any payment of Expenses to the Indemnitee if:

(a)	such payment is prohibited by applicable law;

(b)	such payment is actually made to the Indemnitee under an insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

(c)	the Indemnitee is indemnified by the Company otherwise than pursuant to this Agreement;

(d)	such Expenses result from a breach of the Indemnitee´s duty to avoid conflicting duties in respect of any transaction concerning the Company as a result of Indemnitee not following any corporate policies of the Company;

(e)	such payment would result in the Indemnitee gaining any personal profit or advantage to which he or she was not legally entitled;

(f)	it is decided in a Proceeding that such payment is brought about or contributed to by the dishonesty, wilful default or actual fraud of the Indemnitee seeking payment hereunder; however, notwithstanding the foregoing, the Indemnitee shall be indemnified under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless it shall be decided in a Proceeding that he committed acts of active and deliberate dishonesty with actual dishonest purpose and intent, and which acts were material to the cause of action so adjudicated;

(g)	default by the Indemnitee in promptly notifying the Company regarding any Proceedings brought against him or her, which could actually and materially prejudiced Company´s defense in such action, suit or proceeding as a result of such failure, in accordance with Article 9 of this Agreement;

(h)	a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

4	Advance Payment of Costs

4.1	Expenses incurred by the Indemnitee in defending a claim against him in a Proceeding shall be paid by the Company as incurred and in advance of the final disposition of such Proceeding .

4.2	The Indemnitee hereby agrees and undertakes to repay such amounts advanced by the Company if it shall be decided in a Proceeding that he is not entitled to be indemnified by the Company pursuant to this Agreement or otherwise. Such repayment obligation shall be unsecured and shall not bear interest, except if the Indemnitee fails to make timely payment of any amount due under this Section 4.

4.3	If a claim under this Agreement is not paid by the Company, or on its behalf, within thirty (30) days after a written claim has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and if successful in whole or in part, the Indemnitee shall also be entitled to be paid the Expenses of prosecuting such claim.

4.4	If the Indemnitee fails to repay the Company pursuant to this Section 4, the Company may at any time thereafter bring suit against the Indemnitee to recover the unpaid amount in whole or in part, the Company shall also be entitled to be paid the Expenses of prosecuting such claim plus currency adjustment.

5	Enforcement

The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce the Indemnitee to serve as a Director of the Company, and the Company acknowledges that the Indemnitee is relying upon this Agreement in serving as a Director of the Company, provided that nothing contained herein shall be construed as giving the Indemnitee any right to be retained as a director or in the employ of the Company. For the avoidance of doubt, the indemnification and advancement of Expenses provided under this Agreement shall continue as to the Indemnitee even though such Indemnitee may have ceased to be a director or officer of the Company. This coverage and continuation of indemnification shall continue in effect for a period of 5 years from the date of such termination.

6	Subrogation

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

7	Procedure for Indemnification; Notification and Defense of Claim.

7.1	Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company hereunder, notify the Company in writing of the commencement thereof. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor including documentation and information as is reasonably available to Indemnitee and is reasonably necessary to enable the Company to determine whether and to what extent Indemnitee is entitled to indemnification.

7.2	With respect to any action, suit or proceeding of which the Company is so notified as provided in this Agreement, the Company shall be entitled to assume the defense of such action, suit or proceeding. The Company will not be liable to Indemnitee under this Agreement for any subsequently-incurred fees of separate counsel engaged by Indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by Indemnitee has been previously authorized in writing by the Company. Notwithstanding the foregoing, if Indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Company setting forth the basis for such conclusion) that, in the conduct of any such defense, there is or is reasonably likely to be a conflict of interest or position between the Company and Indemnitee with respect to a significant issue, then the Company will not be entitled, without the written consent of Indemnitee, to assume such defense. To the fullest extent permitted by applicable law, the Company’s assumption of the defense of an action, suit or proceeding in accordance with this Agreement will constitute an irrevocable acknowledgement by the Company that any loss and liability suffered by Indemnitee and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by or for the account of Indemnitee incurred in connection therewith are indemnifiable by the Company under Section 2 of this Agreement unless such Indemnitee is ineligible for indemnification pursuant to Section 3.

8	Contribution

8.1	The Company hereby agrees to fully indemnify and hold the Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company in connection with the Companies´ activities, other than the Indemnitee, who may be jointly liable with the Indemnitee.

8.2	To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to the Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying the Indemnitee, shall contribute to the amount of Expenses incurred by the Indemnitee in connection with any Proceeding in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and the Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and the Indemnitee in connection with such event(s) and/or transaction(s).

9	Notice

9.1	The Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Company notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement, together with such information and cooperation as it may reasonably require.

9.2	Notice to the Company shall be given at its principal office and shall be directed to the Company’s chief executive officer (or such other address as the Company shall designate in writing to the Indemnitee from time to time).

9.3	Notice shall be deemed received if (i) delivered by hand, on the date so delivered, or (ii) sent by overnight courier, on the next business day after being so sent, or (iii) sent by facsimile, on the date so sent, or (iv) if sent by e-mail, upon receipt of a confirmation of receipt e-mail.

10	Directors and Officers Liability Insurance

10.1	So long as the Company maintains liability insurance for any directors, officers, employees or agents of any such person, the Company shall ensure that the Indemnitee is covered by such insurance in accordance with the conditions provided for in the corresponding insurance agreement.

11	Saving Clause

If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Company shall nevertheless indemnify the Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

12	Indemnification Hereunder Not Exclusive

Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee’s right to indemnification under any provision of the constitutional documents of the Company, under Brazilian law, any other agreement, any vote of shareholders or directors or any liability insurance policy; provided that the obligation of the Company hereunder shall be primary and the obligations of such other indemnitors secondary.

13	Coverage and Continuation of Indemnification

13.1	The indemnification under this Agreement is intended to and shall extend to the Indemnitee’s service as a Director prior to and after the date of the Agreement.

13.2	The indemnification under this Agreement shall continue as to the Indemnitee even though he may have ceased to be a Director and shall inure to the benefit of the heirs and personal representatives of the Indemnitee pursuant to Article 5.

14	Successors and Assigns

This Agreement shall be binding upon the Company and its successors and assigns, and inure to the benefit of the Indemnitee and Indemnitee’s heirs, legal representatives and assigns.

15	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

16	Applicable Law

The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Brazil. The parties to this Agreement hereby irrevocably agree that the courts of São Paulo, SP, Brazil shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings which may arise out of or in connection with this Agreement and waive any objection to such proceedings in the courts of São Paulo, SP, Brazil on the grounds of venue or on the basis that they have been brought in an inconvenient forum.

17	Entire Agreement

This agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

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In witness whereof the parties hereto have entered into this Agreement on the day and year first above written.

SIGNED for and on behalf of	)

PicS Ltd.	)

by:	)

)

Authorised Signatory

SIGNED by:	)

)

)

)

[●]